EXHIBIT 99.1

The Joint Corp. Reports Second Quarter 2021 Record Financial Results, Raises All Elements of Guidance

- Grows Revenue 61%, System-wide Sales 64%, and
System-wide Comp Sales 53%, Compared to Q2 2020 -
- Reports Operating Income of $2.0 Million, Up 687% Compared to Q2 2020 -
- Posts Adjusted EBITDA of $3.8 Million, Up 237% Compared to Q2 2020 -

SCOTTSDALE, Ariz., Aug. 05, 2021 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager, and franchisor of chiropractic clinics, reported its financial results for the quarter ended
June 30, 2021.

Financial Highlights: Q2 2021 Compared to Q2 2020

  Grew revenue 61% to $20.2 million.
  Increased system-wide sales1 by 64%, to $87.8 million.
  Reported system-wide comp sales2 of 53%.
  Posted operating income of $2.0 million, compared to $259,000.
  Reported Adjusted EBITDA of $3.8 million, compared to $1.1 million.

Q2 2021 Operating Highlights

  Sold 63 franchise licenses, compared to 11 in Q2 2020.
  Increased total clinics to 633 at June 30, 2021, 555 franchised and 78 company-owned or managed, up from 592 at March 31, 2021.
    Opened 36 new franchised clinics, compared to 12 in Q2 2020.
    Opened 5 greenfield clinics, compared to 1 in Q2 2020.
    Acquired 8 previously franchised clinics, compared to no activity in Q2 2020.

“Our business model continues to deliver strong financial results,” said Peter D. Holt, President and Chief Executive Officer of The Joint Corp. “In the second quarter, we broke records in franchise license sales, clinic openings, and system-wide sales driving all-time highs for the first half of the year. The six-month total for franchise license sales rose to 89, up from 35 and 75 for 2020 and 2019, respectively. The clinic openings for the first six months of the year increased to 54, up from 30 and 29 in 2020 and 2019, respectively. Additionally, system-wide sales reached 64% year-over-year, up from 2% and 34% in the second quarters of 2020 and 2019, respectively.”

“More importantly, our future is even brighter. These trends support long-term growth, which we expect to continue to accelerate and build upon our financial foundation. Already, we have opened 6 greenfield clinics in 2021, and we anticipate a faster pace in the latter half of the year. Based on performance and activity, we raised every element of our guidance. We continue to march toward our goal of 1,000 open clinics by the end of 2023, which we expect to be a tipping point for national brand recognition to drive growth at an even faster pace. Combined with the large and expanding chiropractic care market opportunity, we believe in our long-term ability to increase stakeholder value.”

1 System-wide sales include sales at all clinics, whether operated or managed by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.
2 Comp sales include the sales from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

Financial Results for the Three Months Ended June 30: 2021 Compared to 2020

Revenue was $20.2 million in the second quarter of 2021, compared to $12.6 million in the second quarter of 2020, reflecting a greater number of clinics, continued organic growth and the favorable comparison to revenues during the beginning of the pandemic in the prior year period. Cost of revenue was $2.0 million, compared to $1.4 million in the second quarter of 2020, reflecting the increase in franchised clinics and the associated higher regional developer royalties and commissions.

Selling and marketing expenses were $3.1 million, up 76%, driven by an increase in advertising fund expenditures from a larger franchise base and the timing of the national marketing fund spend as well as an increase in local marketing expenditures by the company-owned or managed clinics. General and administrative expenses were $11.6 million, compared to $8.5 million in the second quarter of 2020, primarily due to an increase in payroll and related expenses to support revenue growth and a greater number of clinics. As a percentage of revenue, general and administrative expenses during the second quarter of 2021 and 2020 were 57% and 68%, respectively, reflecting improved leverage in the operating model. The improvement is not expected to continue at that level in following quarters due to the opening of four greenfields at the end of June, the anticipated pace of more greenfields openings in the latter half of the year, and the related up-front expense of those openings.

Operating income was $2.0 million, compared to $259,000 in the second quarter of 2020. Income tax benefit was $666,000, compared to an expense of $118,000 in the second quarter of 2020. The income tax benefit was primarily driven by excess tax benefits from the exercise of stock options. Net income was $2.7 million, or $0.18 per diluted share, compared to $116,000, or $0.01 per diluted share, in the second quarter of 2020.

Adjusted EBITDA was $3.8 million, compared to $1.1 million in the second quarter of 2020. The company defines Adjusted EBITDA, a non-GAAP measure, as EBITDA before acquisition-related expenses, bargain purchase gain, net (gain)/loss on disposition or impairment, and stock-based compensation expenses. The company defines EBITDA as net income before net interest, tax expense, depreciation, and amortization expenses.

Financial Results for the Six Months Ended June 30: 2021 Compared to 2020

Revenue was $37.8 million for the first half of 2021, compared to $26.2 million in the same prior year period. Operating income and net income were $4.0 million and $5.0 million, compared to $1.0 million and $931,000 in the first half of 2020, respectively. Adjusted EBITDA was $7.2 million, compared to $2.8 million in the same prior year period.

Balance Sheet Liquidity

Unrestricted cash was $18.5 million at June 30, 2021, compared to $20.6 million at December 31, 2020. The change reflects net cash provided by operating activities of $9.0 million offset by $8.9 million of investing activities consisting of acquisitions, greenfield developments, and IT capital expenditures, as well as the $2.7 million repayment of the Paycheck Protection Program loan in March 2021.

Raised 2021 Guidance

Due to strong second quarter 2021 revenues, as well as increased franchise openings and greenfield activity, management raised all elements of its 2021 financial guidance.

  Revenue is now expected to be between $77.0 million and $79.0 million, up from the May 6, 2021 guidance of between $73.5 million and $77.5 million. The updated mid-point reflects a 33% increase compared to $58.7 million in 2020.
  Adjusted EBITDA - which includes the impact of a greater number of greenfields that will be more heavily weighted in the second half of the year - is expected to be between $12.5 million and $13.5 million, up from prior guidance of between $11.0 million and $12.5 million. The updated mid-point reflects a 43% increase compared to $9.1 million in 2020.
  The expected number of franchised clinic openings has increased to be between 90 and 110, up from 80 to 100. The updated mid-point reflects a 57% increase compared to 70 in 2020.
  The expected number of company-owned or managed clinic increases, through a combination of both greenfields and buybacks, has increased to be between 25 and 35, up from 20 to 30 clinics. The updated mid-point is 7.5 times greater than 4 opened in 2020.

Conference Call
The Joint Corp. management will host a conference call at 5 p.m. ET on Thursday, August 5, 2021, to discuss the second quarter 2021 results. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 765-507-2604 or 844-464-3931 and referencing code 5959205 approximately 15 minutes prior to the start time. The accompanying slide presentation will be in the IR section of the website under Presentations and in Events. A live webcast of the conference call will also be available on the IR section of the company’s website at https://ir.thejoint.com/events. An audio replay will be available two hours after the conclusion of the call through August 13, 2021. The replay can be accessed by dialing 404-537-3406 or 855-859-2056. The passcode for the replay is 5959205.

Non-GAAP Financial Information
This release includes a presentation of non-GAAP financial measures. System-wide sales include sales at all clinics, whether operated by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base. Comp sales include the sales from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the company’s underlying operating performance and operating trends. Reconciliation of net income/(loss) to EBITDA and Adjusted EBITDA is presented in the table below. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase gain, net (gain)/loss on disposition or impairment, and stock-based compensation expenses. The company defines EBITDA as net income before net interest, tax expense, depreciation, and amortization expenses.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the company’s financial statements filed with the SEC.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the continuing impact of the COVID-19 outbreak on the economy and our operations (including temporary clinic closures, shortened business hours and reduced patient demand), our failure to develop or acquire company-owned or managed clinics as rapidly as we intend, our failure to profitably operate company-owned or managed clinics, and the other factors described in “Risk Factors” in our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2020, as updated or revised for any material changes described in any subsequently-filed Quarterly Reports on Form 10-Q or other SEC filings. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, the company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. With more than 600 locations nationwide and over eight million patient visits annually, The Joint is a key leader in the chiropractic industry. Named on Franchise Times “Top 200+ Franchises” and Entrepreneur’s “Franchise 500®” lists, The Joint Chiropractic is an innovative force, where healthcare meets retail. For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com

– Financial Tables Follow –

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$18,521,042	$20,554,258
Restricted cash	313,303	265,371
Accounts receivable, net	2,805,387	1,850,499
Deferred franchise and regional development costs, current portion	973,224	897,551
Prepaid expenses and other current assets	1,590,448	1,566,025
Total current assets	24,203,404	25,133,704
Property and equipment, net	12,418,496	8,747,369
Operating lease right-of-use asset	15,232,136	11,581,435
Deferred franchise and regional development costs, net of current portion	5,042,889	4,340,756
Intangible assets, net	6,176,429	2,865,006
Goodwill	5,128,302	4,625,604
Deferred tax assets	9,388,264	8,007,633
Deposits and other assets	474,782	431,336
Total assets	$78,064,702	$65,732,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,160,642	$1,561,648
Accrued expenses	1,143,858	770,221
Co-op funds liability	313,304	248,468
Payroll liabilities	4,624,414	2,776,036
Debt under the Credit Agreement	2,000,000	—
Operating lease liability, current portion	3,605,458	2,918,140
Finance lease liability, current portion	79,752	70,507
Deferred franchise and regional developer fee revenue, current portion	3,162,710	3,000,369
Deferred revenue from company clinics ($2.9 million and $2.6 million attributable to VIEs)	4,366,186	3,905,200
Debt under the Paycheck Protection Program	—	2,727,970
Other current liabilities	551,035	707,085
Total current liabilities	22,007,359	18,685,644
Operating lease liability, net of current portion	14,297,918	10,632,672
Finance lease liability, net of current portion	99,772	132,469
Debt under the Credit Agreement	—	2,000,000
Deferred franchise and regional developer fee revenue, net of current portion	14,708,216	13,503,745
Other liabilities	27,230	27,230
Total liabilities	51,140,495	44,981,760
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, 0 issued and outstanding, as of June 30, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value; 20,000,000 shares authorized, 14,406,148 shares issued and 14,375,362 shares outstanding as of June 30, 2021 and 14,174,237 shares issued and 14,157,070 outstanding as of December 31, 2020	14,405	14,174
Additional paid-in capital	43,142,391	41,350,001
Treasury stock 30,786 shares as of June 30, 2021 and 17,167 shares as of December 31, 2020, at cost	(761,265)	(143,111)
Accumulated deficit	(15,471,424)	(20,470,081)
Total The Joint Corp. stockholders' equity	26,924,107	20,750,983
Non-controlling Interest	100	100
Total equity	26,924,207	20,751,083
Total liabilities and stockholders' equity	$78,064,702	$65,732,843

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Revenues from company-owned or managed clinics	$11,433,072	$6,856,807	$20,903,933	$14,151,102
Royalty fees	5,332,618	3,268,653	10,101,862	6,986,883
Franchise fees	623,655	523,964	1,319,082	1,036,716
Advertising fund revenue	1,518,908	930,795	2,893,650	1,988,413
Software fees	786,037	631,198	1,546,574	1,276,922
Regional developer fees	214,434	213,424	432,390	421,066
Other revenues	310,074	164,952	569,271	373,177
Total revenues	20,218,798	12,589,793	37,766,762	26,234,279
Cost of revenues:
Franchise and regional development cost of revenues	1,786,833	1,275,191	3,411,404	2,692,682
IT cost of revenues	251,705	92,450	392,450	161,115
Total cost of revenues	2,038,538	1,367,641	3,803,854	2,853,797
Selling and marketing expenses	3,132,715	1,783,666	5,622,043	3,838,954
Depreciation and amortization	1,443,018	693,400	2,612,884	1,347,649
General and administrative expenses	11,614,444	8,541,108	21,701,047	17,235,358
Total selling, general and administrative expenses	16,190,177	11,018,174	29,935,974	22,421,961
Net (gain) loss on disposition or impairment	(44,260)	(54,606)	20,508	(53,413)
Income from operations	2,034,343	258,584	4,006,426	1,011,934
Other expense, net	(16,373)	(25,243)	(37,909)	(29,581)
Income before income tax (benefit) expense	2,017,970	233,341	3,968,517	982,353
Income tax (benefit) expense	(665,992)	117,756	(1,030,140)	51,821
Net income	$2,683,962	$115,585	$4,998,657	$930,532
Earnings per share:
Basic earnings per share	$0.19	$0.01	$0.35	$0.07
Diluted earnings per share	$0.18	$0.01	$0.34	$0.06
Basic weighted average shares	14,290,697	13,980,984	14,234,929	13,935,829
Diluted weighted average shares	14,927,451	14,491,639	14,901,863	14,487,083

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income	$4,998,657	$930,532
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,612,884	1,347,649
Net loss on disposition or impairment (non-cash portion)	109,519	1,193
Net franchise fees recognized upon termination of franchise agreements	(81,196)	(50,312)
Deferred income taxes	(1,380,631)	(2,756)
Stock based compensation expense	530,058	466,473
Changes in operating assets and liabilities:
Accounts receivable	(954,888)	635,605
Prepaid expenses and other current assets	(24,423)	(35,789)
Deferred franchise costs	(881,891)	2,498
Deposits and other assets	(53,096)	4,406
Accounts payable	(162,524)	(141,327)
Accrued expenses	130,609	406,986
Payroll liabilities	1,848,378	(784,505)
Deferred revenue	1,757,294	(317,053)
Other liabilities	565,779	572,795
Net cash provided by operating activities	9,014,529	3,036,395

Cash flows from investing activities:
Acquisition of AZ clinics	(1,925,000)	—
Acquisition of NC clinics	(2,325,000)	—
Purchase of property and equipment	(3,238,959)	(1,986,367)
Reacquisition and termination of regional developer rights	(1,388,700)	—
Payments received on notes receivable	—	80,441
Net cash used in investing activities	(8,877,659)	(1,905,926)

Cash flows from financing activities:
Payments of finance lease obligation	(38,593)	(23,509)
Purchases of treasury stock under employee stock plans	(618,154)	(3,774)
Proceeds from exercise of stock options	1,262,563	387,920
Proceeds from the Credit Agreement, net of related fees	—	1,947,352
Proceeds from the Paycheck Protection Program	—	2,727,970
Repayment of debt under the Paycheck Protection Program	(2,727,970)	—
Net cash (used in) provided by financing activities	(2,122,154)	5,035,959

(Decrease) increase in cash, cash equivalents and restricted cash	(1,985,284)	6,166,428
Cash, cash equivalents and restricted cash, beginning of period	20,819,629	8,641,877
Cash, cash equivalents and restricted cash, end of period	$18,834,345	$14,808,305

Reconciliation of cash, cash equivalents and restricted cash:	June 30, 2021	June 30, 2020
Cash and cash equivalents	$18,521,042	$14,573,266
Restricted cash	313,303	235,039
	$18,834,345	$14,808,305

Non-GAAP Financial Measures

The table below reconciles net income to Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020.

(unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Non-GAAP Financial Data:
Net income	$2,683,962	$115,585	$4,998,657	$930,532
Net interest expense	16,373	25,243	37,909	29,580
Depreciation and amortization expense	1,443,018	693,400	2,612,884	1,347,649
Income tax (benefit) expense	(665,992)	117,756	(1,030,140)	51,821
EBITDA	3,477,361	951,984	6,619,310	2,359,582
Stock compensation expense	283,564	216,080	530,058	466,473
Acquisition related expenses	39,373	—	45,346	—
(Gain) loss on disposition or impairment	(44,260)	(54,606)	20,508	(53,413)
Adjusted EBITDA	$3,756,038	$1,113,458	$7,215,222	$2,772,642